EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

BASIC EARNINGS PER SHARE                                       SHARES

Basic shares outstanding at March 31, 1999                    1,950,046

 NET EARNINGS                            $1,179,879          $.60 per share
--------------                           ----------
Basic shares outstanding                  1,950,046

DILUTED EARNINGS PER SHARE                                     SHARES
--------------------------                                     ------

Basic shares outstanding at March 31, 1999                    1,950,046
Stock Options-common stock equivalents                           98,690
Diluted shares outstanding at March 31, 1999                  2,048,736

NET EARNINGS                             $1,179,879          $.57 per share
--------------                           ----------
Diluted shares outstanding                2,048,736